Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

STRATTEC SECURITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, without par value	Rules 457(c) and 457(h)	550,000	$40.75	$22,412,500	$153.10	$3,431.35
Total Offering Amounts					$22,412,500		$3,431.35
Total Fee Offsets							N/A
Net Fee Due							$3,431.35

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate amount of additional shares of common stock, without par value (“Common Stock”) that become available pursuant to the STRATTEC SECURITY CORPORATION 2024 Equity Incentive Plan (the “Plan”) by reason of any stock splits, stock dividends or similar transactions.
(2)
Represents the number of shares of Common Stock issuable under the Plan.
(3)
Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act and computed on the basis of $40.75, which is the average of the high and low prices for a share of Common Stock, as reported on the New York Stock Exchange on October 22, 2024.